UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 12, 2013

Citizens Bancshares Corporation

(Exact name of registrant as specified in its charter)

Georgia	333-38509	58-1631302
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

75 Piedmont Avenue, NE, Atlanta, Georgia, USA	30303
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (404) 659-5959

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensation Arrangements of Certain Officers.

(e)                                  On August 12, 2013, Citizens Bancshares Corporation (the “Company”), Citizens Trust Bank and Cynthia N. Day, who currently serves as the President and Chief Executive Officer of the Company and Citizens Trust Bank, entered into an employment agreement.

The agreement has a three-year term and, thereafter, automatically renews for successive one-year periods unless either party provides written notice at least 90 days prior to expiration of the current term.

Compensation Provisions

Ms. Day’s annual base salary as of the effective date of the employment agreement was $280,000.  The Board of Directors is to review Ms. Day’s base salary every year and may increase it from time to time.

Because the Company participates in the United States Treasury’s Troubled Asset Relief Program (“TARP”), there are certain restrictions on the compensation of the Company’s most highly compensated employee.  The employment agreement provides that, once the TARP obligation is no longer outstanding, Ms. Day will be eligible to receive annual bonus compensation as may be determined by, and based on performance reviews established by, the Board of Directors pursuant to any incentive programs as may be adopted from time to time by the Board of Directors.  Also, subject to the restrictions imposed by Treasury during the period the TARP obligation is outstanding, Ms. Day is entitled to receive long-term equity awards at the discretion of the Board of Directors, based upon performance measures established by the Board.

Also, after the TARP obligation is repaid or if Ms. Day is no longer considered the “most highly compensated employee” within the meaning of 31 CFR Part 30.1:  (1) Ms. Day’s benefit under the Supplemental Executive Retirement Plan shall adjust to reflect a benefit level commensurate with the status of President and Chief Executive Officer as consistent with past practice; and (2) Ms. Day (who is and will remain a participant in the Bank’s Employee Insurance Bonus Plan) shall once again receive the premium payment assistance contemplated in the Employee Insurance Bonus Plan.

Ms. Day is also entitled to use of an automobile, reimbursement of business expenses, and specified professional and civic organizational memberships, four weeks paid vacation per year and six additional days of paid leave per year, and other benefits as may be available from time to time to similarly situated employees.

Because of the compensation restrictions imposed by TARP, the employment agreement contains a “clawback of compensation” provision calling for the repayment of compensation previously paid if it is determined such compensation was in excess of what should have been paid pursuant to the TARP restrictions or if it is determined that such compensation was based on materially inaccurate financial information.

Termination Provisions

If Ms. Day resigns for a good reason or is involuntarily terminated without cause (as those terms are defined in the employment agreement), she will be entitled to all accrued compensation and severance in the amount equal to 12 months annual base salary paid in monthly installments over the 12-month period.

If, within two years following a change of control (as defined in the agreement), Ms. Day resigns for good reason or is involuntarily terminated without cause, she will receive all accrued compensation and severance in an amount equal to 2.5 times her annual base salary at the time of the termination plus the value of her accrued but unused vacation, payable in a lump sum.  These payments made to Ms. Day in connection with a change of control will be reduced to the extent necessary to avoid being characterized as “excess parachute payments” under Section 280(g) of the Internal Revenue Code.

The above severance obligations will become effective only after the TARP obligation has been fully repaid.

Non-Competition Provisions

During her employment and for a period of 12 months thereafter (unless her employment is terminated through a voluntary resignation without good reason that becomes effective at least two months prior to a change in control), Ms. Day is prohibited from competing with the Company or Citizens Trust Bank through performing any services which are the same or essentially the same that she is performing for the Company or Citizens Trust Bank.  Also, for a period of 12 months after termination of her employment for any reason, Ms. Day is prohibited from (a) soliciting customers with whom she has had material contact during the last two years for a competing business or (b) soliciting employees of the Company or Citizens Trust Bank.

Item 9.01.                                        Financial Statements and Exhibits

(d)                                 Exhibits

No.	Description

10.1	Employment Agreement by and among Citizens Bancshares Corporation, Citizens Trust Bank and Cynthia N. Day

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITIZENS BANCSHARES CORPORATION

By:	/s/ Samuel J. Cox
Samuel J. Cox
Executive Vice President and
Chief Financial Officer

Date:	August 12, 2013